Exhibit 99.1

Olympic Steel Reports Record Earnings Results for First Quarter 2008

CLEVELAND--(BUSINESS WIRE)--Olympic Steel, Inc., (Nasdaq: ZEUS), a national steel service center, today announced its financial results for the first quarter of 2008.

Net sales for the first quarter of 2008 totaled $274.9 million, a 6% increase from the $259.4 million for the first quarter a year ago. First quarter 2008 net income totaled $13.2 million, or $1.21 per diluted share, compared to net income of $5.3 million, or $0.49 per diluted share for last year’s first quarter. Tons sold increased 1.2% to 315 thousand from 312 thousand in the first quarter of 2007, better than the Metals Service Center Institute statistics of a 4.8% decline in year-over-year steel shipments for the first quarter of 2008.

Commenting on the results, Chairman and Chief Executive Officer Michael D. Siegal, stated, “We are pleased to report record first quarter earnings results, while maintaining a strong balance sheet and capital structure, positioning us well for the current market. As carbon steel prices and working capital needs are rising to unprecedented levels, we actually reduced outstanding debt by maintaining our strict disciplines over working capital and credit risk management. We enter the second quarter with significant borrowing capacity available under our credit facility, allowing us to fully participate in the high stakes steel market as liquidity requirements increase dramatically in the second quarter.”

“We are simultaneously investing in near-term elevated working capital needs and future growth initiatives for Olympic Steel. This year, we have capital investment plans of approximately $40 million, which include new satellite processing facilities, like the recently announced expansion in South Carolina, and a new Red Bud stretcher leveler cut-to-length line, expected to become operational in Minneapolis during the second quarter.”

“Our outlook remains favorable, supported by strong global steel demand, a weak U.S. currency, service center inventory at historically low levels, and rapidly rising energy, transportation and steel-making raw material costs. As steel prices continue to escalate and availability of short-term credit tightens through the second quarter, our approach to the market will continue to be guided by our core values of integrity, respect and financial stability. We believe we are appropriately positioned in terms of inventory, value-add processing capabilities, and liquidity to continue performing well through the higher-priced and seasonally stronger second quarter,” concluded Mr. Siegal.

Olympic Steel’s Board of Directors approved a regular quarterly cash dividend of $.04 per share to be paid to shareholders of record as of June 2, 2008, and distributed on June 16, 2008.

A simulcast of Olympic Steel’s 2008 first quarter earnings conference call may be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The simulcast will begin at 10:00 a.m. Eastern Time today and a replay of the call will be available for 14 days thereafter.

Founded in 1954, Olympic Steel is a leading U.S. steel service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel products. Headquartered in Cleveland, Ohio, the Company operates 15 facilities. For further information, visit the Company’s web site at http://www.olysteel.com.

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” or “continue,” as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements.

Such risks and uncertainties include, but are not limited to: general and global business, economic and political conditions; competitive factors such as the availability and pricing of steel, industry inventory levels, and rapid fluctuations in customer demand and steel pricing; the cyclicality and volatility within the steel industry; the ability of customers (especially those that may be highly leveraged, those in the domestic automotive industry and those with inadequate liquidity) to maintain their credit availability; customer, supplier, and competitor consolidation, bankruptcy or insolvency; layoffs or work stoppages by the Company’s, suppliers’ or customers’ personnel; the availability and cost of transportation and logistical services; equipment installation delays or malfunctions; the amounts, timing and successes of the Company’s capital investments, including the construction of a new facility in South Carolina; the successes of our strategic efforts and initiatives to increase sales volumes, maintain cash turnover, maintain or improve inventory turnover, reduce costs and improve customer service; the timing and outcome of OLP’s efforts and ability to liquidate its remaining assets; the adequacy of our existing information technology and business system software and the success of implementing our new enterprise-wide information system; and the Company’s ability to pay regular quarterly cash dividends. Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which disclosure is incorporated herein by reference, and elsewhere in reports that the Company files or furnishes with the SEC. This release speaks only as of its date and the Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. You are advised, however, to consult any further disclosures the Company makes on related subjects in its reports filed with or furnished to the SEC.

OLYMPICSTEEL
SELECTED FINANCIAL INFORMATION

(in thousands, except per share data and ratios)

	Three Months Ended
	March 31,
	2008	2007
SUMMARY RESULTS OF OPERATIONS:	(unaudited)

Net sales	$274,875	$259,405

Operating income	21,227	9,410

Income before income taxes	21,200	8,383

Net income	$13,161	$5,252

Earnings per share:

Net income per share - basic	$1.22	$0.50

Net income per share - diluted	$1.21	$0.49

	March 31,		December 31,
	2008	2007	2007
SUMMARY BALANCE SHEET DATA:	(unaudited)

Accounts receivable, net	$120,433	$109,135	$88,414

Inventories	195,024	189,988	178,530

Net property and equipment	95,483	87,270	89,651

Total assets	433,129	408,829	386,083

Current liabilities	128,788	111,567	92,290

Total debt	12,731	50,247	16,707

Shareholders' equity	279,147	239,439	263,520

Shareholders' equity per share	25.74	22.92	24.56

Debt-to-equity ratio	.05 to 1	.21 to 1	.06 to 1

	Three Months Ended
	March,
	2008	2007
OTHER DATA:	(unaudited)

Capital expenditures	8,116	2,093

Cash dividends per share	$0.04	$0.03

It is the Company's policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst's sales or earnings estimates.

OLYMPICSTEEL
RESULTS OF OPERATIONS

(in thousands, except per share and tonnage data)

	Three Months Ended March 31,
	2008		2007
	(unaudited)

Tons sold
Direct	280,003		273,326
Toll	35,421		38,263

	315,424		311,589
% change	1.2%		(7.9%)

Net sales	$274,875		$259,405
% change	6.0%		8.6%

Costs and expenses

Cost of materials sold (exclusive of depreciation shown below)	208,607	75.9%	212,031	81.7%
Warehouse and processing	15,764	5.7%	13,675	5.3%
Administrative and general	13,109	4.8%	10,264	4.0%
Distribution	7,042	2.6%	6,309	2.4%
Selling	4,890	1.8%	3,781	1.5%
Occupancy	1,952	0.7%	1,753	0.7%
Depreciation	2,284	0.8%	2,182	0.8%

Total costs and expenses	253,648	92.3%	249,995	96.4%

Operating income	21,227	7.7%	9,410	3.6%

Interest and other expense on debt	27	0.0%	1,027	0.4%

Income before income taxes	21,200	7.7%	8,383	3.2%

Income tax provision	8,039	37.9%	3,131	37.3%

Net income	$13,161		$5,252

Earnings per share:

Net income per share - basic	$1.22		$0.50

Weighted average shares outstanding - basic	10,771		10,435

Net income per share - diluted	$1.21		$0.49

Weighted average shares outstanding - diluted	10,851		10,664

It is the Company's policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst's sales or earnings estimates.

CONTACT:
Olympic Steel, Inc.
Richard T. Marabito, Chief Financial Officer,
216-292-3800
Fax: 216-292-3974